Exhibit 10.1
AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (the “Amendment”) is made and entered into as of this 9th day of June, 2008 (the “Effective Date”), by and between Songzai International Holding Group, Inc., a Nevada corporation (the “Company”), and Yvonne Zhang (“Employee”). Capitalized terms used but not defined herein shall have the meanings set forth in that certain Employment Agreement (defined in the Recitals below).

RECITALS:

WHEREAS, reference is made to that certain Employment Agreement dated as of July 20, 2007 (the “Employment Agreement”), by and between the Company and the Employee;

WHEREAS, Section 1 of the Employment Agreement provides that the term of Employee’s employment with the Company shall expire on July 31, 2008;

WHEREAS, Section 2.1 of the Employment Agreement provides that Employee shall be employed as Part Time Chief Financial Officer;

WHEREAS, Company now desires to continue the employment of Employee as the Company’s full time Chief Financial Officer and the Employee desires to be so employed in such capacity;

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual agreements herein contained and for other good and valuable consideration, the parties hereto agree as follows:

A.           AMENDMENTS.

1.           Term. The continued term of Employee’s employment with the Company (the “Term”) shall commence on the Effective Date, and, unless earlier terminated, shall continue for a period ending on June 8, 2009.

2.           Position and Duties.

2.1           Position. During the Term, Employee shall be employed as Full Time Chief Financial Officer (“CFO”) of the Company.

2.1           Duties. Subject to the supervision and control of the Board of Directors of the Company (the “Board”) and the Chief Executive Officer of the Company,   Employee shall perform such duties as are appropriate and commensurate with Employee’s position as CFO of the Company, including but not limited to:

(A)           Employee shall prepare the Company’s financial statements and related disclosures in connection with the Company’s reporting obligations, including but not limited to the Company’s annual reports, quarterly reports and current reports. Employee shall also be responsible for communicating with, and responding to any inquiries from, the Securities and Exchange Commission regarding the Company’s filings.

(B)           Employee shall assist the Company with matters relating to any potential future acquisition transactions, including but not limited to preparing providing financial analysis and evaluation of the potential target companies, assisting with financial due diligence of target companies, and providing accounting guidance with respect to any such potential acquisition.

(C)           Employee shall assist the Company with any potential future financing transactions, including but not limited to preparing and presenting all relevant financial data and reports.

(D)           Based on the requirements of Section 404 of Sarbanes-Oxley Act, Employee shall assess, evaluate and modify as necessary the internal control system of the Company and its operating subsidiaries with the assistance of the accountants and the management of the operating subsidiaries, and outside expertise if needed.  Employee shall also supervise and manage the internal accounting system of the Company and its operating subsidiaries with the assistance of the accountants and the management of the operating subsidiaries.

3.           Employee Compensation.

3.1           During the Term, as compensation for her services as CFO, Employee shall receive a base salary at the annualized rate of One Hundred Thousand Dollars ($100,000) per year (“Base Salary”), which shall be paid on the first day of each month.

3.2           Upon execution of this Amendment, Employee shall be granted an option (the “Option”) under the Company’s 2006 Stock Option/Stock Issuance Plan to purchase up to Fifty Five Thousand (55,000) shares of the Company’s common stock, $0.001 par value, at an exercise price of $9.35 per share for a period of five (5) years. The Option shall be granted pursuant to, and the terms and conditions of the Option shall be set forth in, an option agreement entered into between the Company and Employee as of the Effective Date.

3.3           During the Term, Employee is eligible for annual bonus, if any, which will be determined and paid in accordance with policies set from time to time by the Board.

4.           Termination.

4.1           Termination by the Employer. If the Company terminates the Amendment prior to the expiration of the Term, the Company shall pay the Employee any accrued but unpaid Base Salary and any accrued but unreimbursed expenses.

4.2           Termination by Employee with Cause. If Employee terminates the Amendment for Cause, the Company shall pay Employee any accrued but unpaid Base Salary and any accrued but unreimbursed expenses. For purpose of this Amendment, “Cause” shall mean: (i) a material change in the scope and duties of Employee; or (ii) a material breach by the Company of the terms of this Amendment.

4.3           Termination by the Employee without Cause. If Employee terminates this Amendment without Cause, the Company shall pay Employee any accrued but unpaid salary and any accrued but unreimbursed expenses.

B.           CONFLICTS.  Except as expressly set forth in this Amendment, the terms and provisions of the Employment Agreement shall continue unmodified and in full force and effect.  In the event of any conflict between this Amendment and the Employment Agreement, this Amendment shall control.

C.           GOVERNING LAW.  This Amendment shall be governed and construed under the laws of the State of California, and shall be binding on and shall inure to the benefit of the parties and their respective successors and permitted assigns.

D.           COUNTERPARTS.  This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.

EMPLOYEE

/s/ Yvonne Zhang
_____________________________
Yvonne Zhang

EMPLOYER

Songzai International Holding Group Inc.
a Nevada corporation

/s/ Hongjun Li
____________________________
By:    Hongjun Li
Its:    President